Exhibit 99.1:

Peoples Financial Corporation Press Release Dated July 25, 2018

FOR IMMEDIATE RELEASE

For more information, contact:

Paul D. Guichet, Vice President

228-435-8761

pguichet@thepeoples.com

PEOPLES FINANCIAL CORPORATION

REPORTS RESULTS FOR SECOND QUARTER OF 2018

BILOXI, MS (July 25, 2018)—Peoples Financial Corporation (OTCQX Best Market: PFBX), parent of The Peoples Bank, reported net income of $63,000 for the second quarter of 2018. Net income for the same period the prior year was $1,153,000, which included two non-recurring items totaling $767,000.

Earnings for the six-month period ending June 30, 2018 were $355,000 compared to $1,227,000 for the same period the prior year. Provision for loan losses during the second quarter of 2018 decreased to $28,000 compared to $30,000 for the same period last year. The Allowance for Loan Losses as a percentage of total loans was 2.03% as of June 30, 2018 compared to 1.91% as of June 30, 2017.

“Our financial results for the second quarter were disappointing, primarily impacted by an increase in writedowns on Other Real Estate Owned fair market values,” said Chevis C. Swetman, chairman, president and chief executive officer. He added, “We are confident our efforts will continue to enhance the company’s long-term financial performance. “

As of June 30, 2018, nonaccrual loans decreased significantly to $9,373,000 compared to $13,705,000 as of June 30, 2017. Loans past due 90 days and still accruing at June 30, 2018 were $30,000 compared to $13,000 for the prior year.

For the six-month period ending June 30, 2018, earnings were $0.07 per share compared to $0.24 per share for the same period the prior year. Earnings per weighted average common share for the second quarter of 2018 were $0.01 compared to $0.23 for the second quarter of 2017. Per share figures are based on weighted average common shares outstanding of 5,067,208 and 5,123,186 for the six months ended June 30, 2018 and 2017, respectively. Per share figures are based on weighted average common shares outstanding of 5,054,048 and 5,123,186 for the quarters ended June 30, 2018 and 2017, respectively.

The holding company’s primary capital ratio was 14.05% at June 30, 2018, compared to 14.40% at June 30, 2017. The company’s book value per share was $17.09 and $17.94 at June 30, 2018 and 2017, respectively.

Founded in 1896, with $641 million in assets as of June 30, 2018, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION

(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net interest income	$4,219	$4,253	$8,488	$8,575
Provision for loan losses	28	30	63	56
Non-interest income	1,574	2,175	3,097	3,717
Non-interest expense	5,702	5,583	11,167	11,347
Income taxes (benefit)		(338)		(338)
Net income	63	1,153	355	1,227
Earnings per share	.01	.23	.07	.24
TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Allowance for loan losses, beginning of period	$6,212	$5,482	$6,153	$5,466
Recoveries	70	13	246	62
Charge-offs	(802)	(44)	(954)	(103)
Provision for loan losses	28	30	63	56

Allowance for loan losses, end of period	$5,508	$5,481	$5,508	$5,481

ASSET QUALITY	June 30,
	2018	2017
Allowance for loan losses as a percentage of loans	2.03%	1.91%
Loans past due 90 days and still accruing	$30	$13
Nonaccrual loans	9,373	13,705
PERFORMANCE RATIOS (annualized)	June 30,
	2018	2017
Return on average assets	.11%	.36%
Return on average equity	.81%	2.72%
Net interest margin	2.97%	2.88%
Efficiency ratio	97%	93%
Primary capital	14.05%	14.40%
BALANCE SHEET SUMMARY	June 30,
	2018	2017
Total assets	$641,281	$653,761
Securities	287,851	272,035
Loans	271,795	286,469
Other real estate	9,888	7,358
Total deposits	523,263	542,332
Shareholders’ equity	86,086	91,933
Book value per share	17.09	17.94
Weighted average shares	5,067,208	5,123,186